UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Trico Marine Services, Inc.
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Glass Lewis Recommends Trico Marine Services Stockholders

Vote FOR Trico's Nominees

HOUSTON, TX, May 29, 2007/Marketwire/ – Trico Marine Services, Inc. (Nasdaq: TRMA) announced today that Glass Lewis & Co. (“Glass Lewis”), one of the nation's leading independent proxy advisory firms, recommended that Trico stockholders vote FOR the Company’s Board nominees on the WHITE proxy card at the Company’s Annual Meeting on June 12, 2007.  Glass Lewis’s analysis and recommendations are relied upon by hundreds of major institutional investment firms, mutual funds and fiduciaries throughout the United States.

Joseph S. Compofelice, Chairman of the Board said, “We are pleased that Glass Lewis supports Trico's experienced nominees.  The Trico Board is committed to acting in the best interests of Trico stockholders. The Company’s strategy is working and, since emerging from bankruptcy, Trico’s stock price has risen 86% outperforming its US listed peer group and the oilfield services index. We look forward to building on this success.”

In recommending that Trico stockholders vote FOR Trico's three incumbent nominees, Glass Lewis stated*:

“We believe that incumbent directors, with access to more and better information regarding a company, should be given the benefit of the doubt regarding its strategic business decisions.”

“In our view, the Company has performed well under its current leadership.  In light of Trico’s financial results and stock performance, we believe the Dissidents’ stated recommendations do not, in the aggregate, constitute a substantive plan for improvement.  Moreover, we believe that Newcastle’s demand for three seats on the board of directors appears disproportional to the Dissidents’ ownership of only 10,000 shares of common stock (Trico has approximately 14.9 million shares outstanding).”

“We believe the board’s strategic plan to invest in Trico’s business appears reasonable and the incumbent board and management team are qualified to lead the Company going forward.  Notably, the Company’s financial performance continues to exceed analysts’ expectations; most recently, Trico’s FY2007 Q1 net income increased to $14.6 million ($0.95 per share), which represents a 13% premium to the consensus estimate of $0.84 per share.”

Trico urges all stockholders to vote for the election of its three nominees – Edward C. Hutcheson, Jr., Myles W. Scoggins and Per Staehr – on the WHITE proxy card. As previously announced, Trico's Annual Meeting will be held on Tuesday, June 12, 2007 at Vinson & Elkins L.L.P., First City Tower, 1001 Fannin Street, Conference Center 26C, Houston, Texas, at 9:00 am, local time. Stockholders of record as of April 20, 2007 will be entitled to notice of and vote at the Annual Meeting.

* Permission to use quotations was neither sought nor obtained.

About Trico

Trico provides a broad range of marine support services to the oil and gas industry, primarily in the North Sea, Gulf of Mexico, West Africa and Southeast Asia (through its partnership). The services provided by the Company's diversified fleet of vessels include the transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities; towing drilling rigs and equipment from one location to another; and support for the construction, installation, repair and maintenance of offshore facilities. Trico has its principal office in Houston, Texas.

For more information about Trico Marine Services, Inc. visit us on the web at www.tricomarine.com.

Certain statements in this press release that are not historical fact may be "forward-looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such forward-looking statements. A description of risks and uncertainties relating to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company's results of operations or financial condition, are included in the Company's Securities and Exchange Commission filings. Trico undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release.

In connection with the solicitation of proxies, on April 30, 2007 Trico filed with the Securities and Exchange Commission (the “SEC”) and mailed to stockholders a definitive proxy statement and a WHITE proxy card for its 2007 annual meeting of stockholders.  Trico stockholders are strongly advised to read these documents as they contain important information.  Stockholders may obtain Trico’s proxy statement, a WHITE proxy card and any amendments or supplements and other documents for free at the SEC’s website at www.sec.gov.  Copies of Trico’s proxy materials will also be available for free at Trico’s website at www.tricomarine.com or by writing to Trico Marine Services, Inc., 3200 Southwest Freeway, Suite 2950, Houston, Texas 77027.  In addition, copies may be requested by contacting, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com.  Detailed information regarding the names, affiliations and interests of individuals who are deemed participants in the solicitation of proxies is available in Trico’s definitive proxy statement.  The contents of the websites referenced above are not deemed to be incorporated by reference into Trico’s proxy statement.

Contact:

Geoff Jones

Vice President and Chief Financial Officer

(713) 780-9926